                                                                    Exhibit 99.3

                                   Schedule A

                       Associated Wholesale Grocers, Inc.
                    Preliminary Analysis of Public Offering
                                August 23, 1996

Name:        0
Equity #:    0

Your estimated stock allocation has been calculated using the assumption of a $500 million stock valuation and a $20 per share stock price. In addition, 1996 purchases through the seventh period are used to estimate your final 1996 qualifying purchases. The actual allocation will be based on 1996 qualifying purchases through the ninth period ending September 7, 1996.

Using these assumptions, your stock allocation would be as follows:

1.   Shares to be issued based on existing Class A and B Common Stock:
          Total shares of A & B stock currently issued to your membership                                 0
                                                                                         ------------------
          Multiplied by the book value of shares as of the June 15, 1996 valuation date:          $1,365.00
                                                                                         ------------------
     =    Book value of shares to be exchanged for public stock:                                      $0.00
                                                                                         ------------------
          Divided by assumed per share price of:                                                     $20.00
                                                                                         ------------------
          (Subject to change based on the final price at the time of I.P.O.)

     =    Total public shares to be issued based on existing stock:                                    0.00
                                                                                         ==================

2.   Shares to be issued based on qualifying purchases.

          Your qualified purchases from 1989 through the 7th period of 1996 total:                    $0.00
                                                                                         ------------------
          Total weighted base of qualifying purchases:                                   $14,076,166,998.31
                                                                                         ------------------
          Your calculated purchases as a percentage of the total weighted
          base of qualifying purchases:                                                            0.00000%
                                                                                         ==================
          Shares to be allocated based on qualifying purchases:                                  23,610.430
                                                                                         ------------------
          Times the ratio of calculated purchases as a percentage of the
          total weighted base of qualifying purchases:                                             0.00000%
                                                                                         ------------------
     =    Total shares to be issued based on qualifying purchases:                                     0.00
                                                                                         ==================

Note:     Refer to Proxy Statement Section "The Merger" subsection "Conversion Formula" in conjunction with reviewing this material.

          The final stock allocation will be issued in whole shares; stock cannot be issued in partial shares.

                       Associated Wholesale Grocers, Inc.
          Preliminary Analysis of Conversion and Patronage Redemption
                                August 23, 1996


Name:
Equity #:

Your estimated allocations are based on the following assumptions:

    .  Stores identified in your equity group(s) is/are correct.

    .  Calculations of your past purchases are correct.

    .  Current valuation of AWG at time of the stock issue is $500 million.

    .  Allocation formula is set forth in the Proxy Statement.



1.  Shares to be issued in Conversion (See Schedule A attached)

       Total shares to be issued based on existing Class A and B Common Stock:                 0.00
                                                                                               ----
       Total shares to be issued based on qualifying purchases:                                0.00
                                                                                               ----

       (Your qualified purchases from 1989 through
       the 7th period of 1996 total:               $0.00)

       Total shares to be issued in Conversion:                                                0.00
                                                                                               ====

       Note:  The final stock allocation will be based on whole shares; partial shares cannot be issued)

2.  Estimate of cash payments from AWG:

    .   1988-1995 Patronage Certificates redeemed for cash:                                   $0.00
                                                                                              -----

    .   Estimated 1996 Year End Distribution paid 100% in cash:                                0.00
        (Based on 11/13 of 1995 year end)                                                     -----


By use or acceptance hereof, the user of this information hereby acknowledges and agrees that the information generated by Associated Wholesale Grocers, Inc. ("AWG") contains, and is based upon information, assumptions and estimates, the accuracy and completeness of which has not been verified by AWG. Facts and assumptions used herein may change due to a variety of conditions or causes which could cause significant variations in the information, and the possibility for such changes increases with time. The user acknowledges and agrees that AWG, its officers, directors, employees or agents (i) make no representations, warranties or guarantees whatsoever, implied or expressed, as to the accuracy or completeness of the information or conclusions derived by the user, or the accuracy or completeness of the information generated by AWG; and (ii) do not guarantee, represent or warrant any particular result. The user acknowledges and agrees that user is not entitled to rely on the accuracy or completeness of the information and AWG, its officers, directors, employees or agents shall in no event be liable for any acts, claims, damages actual or otherwise, loss of profits, goodwill or special consequential damages arising from or in any way relating to user's use.

                      Associated Wholesale Grocers, Inc.
          Preliminary Analysis of Conversion and Patronage Redemption
                                August 23, 1996
Name:
Equity #:

Your estimated allocations are based on the following assumptions:

     .  Stores identified in your equity group(s) is/are correct.


     .  Calculations of your past purchases are correct.


     .  Current valuation of AWG at time of the stock issue is $500 million.


     .  Allocation formula is set forth in the Proxy Statement.


1.   Shares to be issued in Conversion (See Schedule A attached)

     Total shares to be issued based on existing Class A and B
     Common Stock:                                                          0.00
                                                                            ----

     Total shares to be issued based on qualifying purchases:               0.00
                                                                            ----

     (Your qualified purchases from 1989 through the 7th period
       of 1996 total:                    $0.00)

     Total shares to be issued in Conversion:                               0.00
                                                                            ====

     Note: The final stock allocation will be based on whole shares; partial shares cannot be issued)



2.   Estimate of cash payments from AWG:

     .  Patronage Certificate Redemption Schedule:

                                                               1996       $0.00
                                                               1997       $0.00
                                                               1998       $0.00
                                                               1999       $0.00
                                                               2000       $0.00
                                                               2001       $0.00
                                                               2002       $0.00

                                                             Total:       $0.00
                                                                          -----

     .  Estimated 1996 Year End Distribution paid 100% in cash:            0.00
        (Based on 11/13 of 1995 year end)                                 -----


By use or acceptance hereof, the user of this information hereby acknowledges and agrees that the information generated by Associated Wholesale Grocers, Inc. ("AWG") contains, and is based upon information, assumptions and estimates, the accuracy and completeness of which has not been verified by AWG. Facts and assumptions used herein may change due to a variety of conditions or causes which could cause significant variations in the information, and the possibility for such changes increases with time. The user acknowledges and agrees that AWG, its officers, directors, employees or agents (i) make no representations, warranties or guarantees whatsoever, implied or expressed, as to the accuracy or completeness of the information or conclusions derived by the user, or the accuracy or completeness of the information generated by AWG; and (ii) do not guarantee, represent or warrant any particular result. The user acknowledges and agrees that user is not entitled to rely on the accuracy or completeness of the information and AWG, its officers, directors, employees or agents shall in no event be liable for any acts, claims, damages actual or otherwise, loss of profits, goodwill or special consequential damages arising from or in any way relating to user's use.

                                                                         ANNEX D

                    SECTION 351.455 OF THE MISSOURI GENERAL
                         AND BUSINESS CORPORATION LAW

     351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES,
WHEN. -- 1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidated and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.